Exhibit No. 4(h)



              INVESTMENT ADVISORY AND ADMINISTRATION FEE AGREEMENT

        Agreement made as of December , 1999, between MITCHELL HUTCHINS SERIES TRUST, a Massachusetts business trust ("Trust"), and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), a Delaware corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and as an investment adviser under the Investment Advisers Act of 1940, as amended.

        WHEREAS, the Trust has appointed Mitchell Hutchins as investment adviser and administrator for Global Equity Portfolio pursuant to an Investment Advisory and Administration Contract, dated November 2, 1998, between the Trust and Mitchell Hutchins ("Advisory Contract"); and

        WHEREAS, Strategy Portfolio ("Fund") has been established as new series of the Trust; and

        WHEREAS, the Trust wishes to appoint Mitchell Hutchins as investment adviser and administrator for the Fund pursuant to the terms of the Advisory
Contract:

        NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

        1. For the services provided and the expenses assumed pursuant to the Advisory Contract with respect to the Fund, the Fund will pay to Mitchell Hutchins a fee at the annual rate of 0.75% of its average daily net asset set forth below, such fee to be computed daily and paid monthly.

        2. This Fee Agreement shall be subject to all of the terms and conditions of the Advisory Contract.

        3. This Fee Agreement shall become effective upon the date written above, provided that it shall not take effect with respect to a Fund unless it has first been approved with respect to that Fund (i) by a vote of a majority of the Trustees of the Trust who are not parties to this Fee Agreement or the Advisory Contract or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Fund's outstanding voting securities.



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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                             MITCHELL HUTCHINS SERIES TRUST

                             By:
                                 -------------------------------------
                                   Name:  Dianne E. O'Donnell
                                   Title: Secretary and Vice President

                             MITCHELL HUTCHINS ASSET MANAGEMENT INC.

                             By:
                                  -------------------------------------
                                   Name:  Victoria Schonfeld
                                   Title:  Managing Director and General Counsel













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